EXHIBIT 99.1

INDUSTRIAL ENTERPRISES APPOINTS DAN REDMOND AS PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK, July 20, 2007 - Industrial Enterprises of America, Inc. (NASDAQ: IEAM), a specialty automotive aftermarket supplier, today announced that its Board of Directors has appointed Robert "Dan" Redmond as president and chief operating officer of the company, responsible for all day-to-day operations and reporting to the chief executive officer.  John Mazzuto, previously president and chief executive officer, will remain as chief executive officer and will continue to provide strategic guidance to the company and manage its financial reporting process.

Mr. Redmond joined Industrial Enterprises in April, 2007 as executive vice president of Industrial Enterprises and president of Pitt Penn, having previously been employed by Chemtura Corporation, where he managed 12 manufacturing facilities and 1,800 employees.  During his three months at Pitt Penn, Mr. Redmond has incorporated lean manufacturing techniques, increased throughput and capacity utilization, and streamlined the corporate infrastructure.

“I have planned on relinquishing day-to-day operating responsibility for some time to focus on the long-term strategic planning for the company and I am happy that the Board has decided to move in this direction,” stated John Mazzuto, chief executive officer.

“With Industrial Enterprises now approaching $70 million in annualized revenue, the Board felt it was appropriate to transition to a more operational management team from an entrepreneurial one.  Since joining, Dan Redmond has made an important impact at the company, and we believe he has the right operating experience to take over the day-to-day operations - with a focus on increasing revenue, margins, and cash flow,” stated Bob Casper, chairman of the Board of Directors.

“At the same time, we want to thank John Mazzuto for building Industrial Enterprises into what it is today, aggregating several underperforming businesses into a growing leader in its field with very little debt and a strong balance sheet.  The Board’s decision today represents the first in a number of actions contemplated to strengthen the management team of Industrial Enterprises and enhance transparency of the company’s operations and financial performance going forward - to ensure we are well positioned for improved bottom line performance in fiscal 2008.  The Board expects that these moves will aid in generating free cash flow to fund the company’s previously announced extended stock buy back program.

“Finally, the company’s current chief financial officer, Dennis O’Neill, is still ill and unable to return to work.  We are continuing to search for a qualified CFO in case Dennis O’Neill is unable to return to work in this capacity.”

Clarification of July 12, 2007 Press Release
The $4 million in anticipated earnings forecasted for the fourth quarter (up from $3.7 million last quarter) as referenced in the press release was calculated based on EBITDA. EBITDA (earnings before interest, taxes, depreciation and amortization) is a financial measure which it believes is a useful performance indicator.  EBITDA is not a recognized term under generally accepted accounting principles, or "GAAP," and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities, which are GAAP measures.  A reconciliation of EBITDA to net income/(loss) will be provided in the year-end earnings release, as will both actual results for the fiscal fourth quarter and full year period

The company will experience a net loss in the fourth quarter due to derivative and interest expenses as has been consistent throughout the fiscal year. It is expected that these expenses, with the conversion of most of the convertible debt, will be significantly lower during fiscal 2008. Also, as mentioned in the prior press release, the shares outstanding increased during the fourth quarter from approximately 13.3 million to approximately 19.5 million shares outstanding. During the quarter, approximately 2.8 million shares were issued for the conversion of debentures, approximately 1.4 million shares were issued for the exercise of warrants and options, approximately 1.0 million shares were issued for liquidated damages and green shoe penalties, and approximately 1.0 million shares were issued for finder’s fees and as employee stock grants.  The liquidated damages and green shoe penalties were agreed to by the company in order to convince convertible debt holders to convert their notes into shares of stock of the company.  These amounts were not previously disclosed as they were too contingent to value.  The cash that was generated from operations and from the warrant and options exercises was used to pay down the existing credit facility at the Pitt Penn subsidiary.  The credit facility was inherited by the company during its acquisition of Pitt Penn last year.  The company is in the process of replacing the credit facility with one that has more favorable terms to the company.